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                                   EXHIBIT 5.1



                                  July 9, 1997

Laidlaw Environmental Services, Inc.
1301 Gervais Street, Suite 300
Columbia, SC 29201

         Re: Registration Statement on Form S-8

Gentlemen:

         Laidlaw Environmental Services, Inc. (the "Company") will file with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, a total of 1,153,655 shares of $1.00 par value common stock (the "Common Stock") which may be issued pursuant to the terms of the Company's 1982 Incentive Stock Option Plan and the Company's 1993 Stock Option Plan (collectively, the "Plans").

         I am familiar with the preparation of the Registration Statement, the Plans and the proceedings of the Company in connection with the proposed issuance of stock under the Plans. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

         Based on the foregoing, I am of the opinion that upon the Registration Statement, as it may be amended, becoming effective, the Common Stock to be issued pursuant to the Plans, when issued and duly executed and delivered against payment in full in accordance with the terms of the Plans will be duly and validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder.

                                            Very truly yours,


                                            /s/ Henry H. Taylor
                                            -------------------
                                            Henry H. Taylor